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                                                                       EXHIBIT 5
(GP LOGO)                                            GEORGIA-PACIFIC CORPORATION

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Law Department                                                     133 Peachtree Street, N.E.
                                                                   P.O. Box 105605
                                                                   Atlanta, Georgia 30348-5605
James F. Kelley                                                    Telephone (404) 652-5440
Senior Vice President - Law
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                                 March 18, 1996

To the Board of Directors of
Georgia-Pacific Corporation

Dear Sirs and Mesdames:

     As Senior Vice President--Law of Georgia-Pacific Corporation, a Georgia corporation (the "Corporation"), I have supervised and am familiar with the corporate proceedings in connection with the authorization of the issuance of $250,000,000 principal amount of debt securities (the "Debt Securities") of the Corporation and have examined or caused to be examined a copy of the Indenture, dated as of March 1, 1983, between the Corporation and The Chase Manhattan Bank (National Association) ("Chase"), in the form in which it was executed by the Corporation and Chase, the First Supplemental Indenture, dated as of July 27, 1988, among the Corporation, Chase and Morgan Guaranty Trust Company of New York ("Morgan") (which The Bank of New York has succeeded as Trustee), in the form in which it was executed by the Corporation, Chase and Morgan (such Indenture, as amended and supplemented by such First Supplemental Indenture, hereinafter the "Indenture"), and the Corporation's Registration Statement on Form S-3 dated
March   , 1996 relating to the Debt Securities (the "Registration Statement").

     I have also examined, or caused to be examined, and have relied upon the originals, or copies identified to my satisfaction, of such corporate records of the Corporation, certificates of public officials and officers of the Corporation, and such other agreements, instruments and documents as I have deemed necessary as a basis for the opinions hereinafter set forth.

     Based on the foregoing and such other factors as I deem relevant, I am of the opinion that:

          1. The Corporation is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Georgia, with full power to execute the Indenture and to issue the Debt Securities.

          2. The Board of Directors of the Corporation has duly authorized a Pricing Committee, acting at any time, to fix the terms of one or more issues of debt securities of the Corporation, including the Debt Securities, and to authorize their issue and sale.

          3. The Indenture has been duly authorized, executed and delivered by the Corporation and constitutes a legal, valid and binding obligation of the Corporation enforceable against the Corporation in accordance with its terms, except to the extent such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally or by general principles of equity regardless of whether such enforceability is considered in a proceeding in equity or at law.

          4. When the Pricing Committee shall have duly taken action to authorize the Corporation to fix the terms of one or more issues of Debt Securities and to authorize their issue and sale, and Debt Securities with the term so fixed shall have been authenticated under the Indenture and issued and sold in accordance with such action of the Pricing Committee, such Debt Securities will constitute legal, valid,
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     and binding obligations of the Corporation enforceable against the
     Corporation in accordance with their terms, except to the extent such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally or by general principles of equity regardless of whether such enforceability is considered in a proceeding in equity or at law, and will be entitled to the benefits of the Indenture.

     I am a member of the Bar of the State of New York and do not hold myself out to be an expert on the laws of any other state. I express no opinion on the laws of any jurisdiction other than the laws of the States of New York and Georgia and the federal law of the United States. Insofar as this opinion relates to matters of Georgia law, I have relied on the opinion of even date addressed to me by any attorney in the Law Department of the Corporation licensed to practice law in the State of Georgia.

     I consent to the use of this opinion as an exhibit to the Registration Statement and to the use of my name under the heading "Validity of Securities" in the related prospectus.

                                          Very truly yours,

                                          /s/  JAMES F. KELLEY

                                          James F. Kelley
                                          Senior Vice President -- Law